Exhibit 99.1

GeoEye 2012 Revenue Reconciliation[1]

($ in millions)	1Q-12	2Q-12	3Q-12	4Q-12	FY-12
TOTAL GEOEYE REVENUE	$ 89.3	$ 88.4	$ 87.1	$ 196.1	$ 460.9
• NGA SLA Imagery Revenue	37.5	37.8	37.5	27.2	140.0
• NextView Cost-share Revenue	6.1	6.0	6.0	4.0	22.1
• Accelerated Amortization of Remaining NextView Cost-share	--	--	--	125.9	125.9
• Revenue Excluding NGA SLA Imagery and NextView Cost-Share	45.7	44.6	43.6	39.0	172.9

(1) We believe this reconciliation of the multiple elements of GeoEye's revenue for the year ended December 31, 2012, pursuant to our current report on Form 8-K/A filed on April 16, 2013, facilitates the evaluation of GeoEye's recurring revenue. On October 31, 2012, GeoEye received notice from the National Geospatial-Intelligence Agency ("NGA") that the NGA did not intend to exercise its option to obtain GeoEye-1 imagery beyond November 30, 2012 under the EnhancedView SLA. As a result of NGA's decision, all GeoEye-1 deferred revenue cost-share balances as of October 31, 2012 were recognized into revenue in Q4-2012. The NGA SLA Imagery and NextView Cost-Share revenue is non-recurring in nature. Revenue, excluding NGA SLA and NextView Cost-share revenue, represents GeoEye's 2012 revenue net of these non-recurring items.

NOTE: Not indicative of future performance.

DigitalGlobe Proprietary